Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CELLSTAR CORPORATION

CellStar Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST:    The name of the Corporation is CellStar Corporation.

SECOND:    The Corporation was originally incorporated under the same name. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 1, 1993.

THIRD:    The Certificate of Incorporation of the Corporation was restated, was filed with the Secretary of State of the State of Delaware on November 19, 1993, and was entitled “Restated Certificate of Incorporation.”

FOURTH:    The Restated Certificate of Incorporation was amended and restated, was filed with the Secretary of State of the State of Delaware on April 28, 1995, and was entitled “Amended and Restated Certificate of Incorporation.”

FIFTH:    The proposed amendment, which is set forth on Exhibit A attached hereto and incorporated herein by reference (the “Amendment”), was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SIXTH:    Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, the Amendment shall become effective at 8:00 a.m. Eastern time on Friday, February 22, 2002.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Elaine Flud Rodriguez, its Senior Vice President and Secretary, this 20th day of February, 2002.

CELLSTAR CORPORATION

By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President and Secretary

Exhibit A

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF

CELLSTAR CORPORATION

I.    The Amended and Restated Certificate of Incorporation of CELLSTAR CORPORATION, a Delaware corporation (the “Corporation”), is amended by deleting paragraph (a) of Article Four thereof in its entirety and inserting in lieu thereof the following new paragraph (a) of Article Four:

“ARTICLE 4.    Description and Authorization of Stock.

(a) Stock Authorization.    The total number of shares of capital stock that the Corporation shall have authority to issue is 205,000,000 shares, which shall consist of (i) 200,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). At 8:00 am Eastern time on Friday, February 22, 2002 (the “Effective Time”), each five shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof be combined, pursuant to a reverse stock split, into one share of Common Stock, par value $0.01 per share (the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by the Old Certificates so surrendered are combined under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in New Common Stock will be issued, and no fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. The Corporation shall issue to each stockholder of the Corporation otherwise entitled to receive a fractional share of Common Stock, cash in an amount equal to the product obtained by multiplying the fraction by the price for the Common Stock on the NASDAQ National Market System at the Effective Time in lieu of a fractional share of Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation’s transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that the taxes are not payable.